CONSENT OF COUNSEL



We hereby consent to the use of our name and to the references to our firm under the caption "Counsel" included in the Statement of Additional Information that is included in Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (File Nos. 33-43446 and 811-6444) of Smith Barney Investment Trust.



/s/ Willkie Farr & Gallagher
Willkie Farr & Gallagher


March 29, 1999
New York, New York